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                                                                    EXHIBIT 99.1
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[MGI LOGO]

NEWS RELEASE                              CONTACT:
                                              Maggie P. Knack
FOR IMMEDIATE RELEASE                         Director, Investor Relations
November 27, 2001                             952-346-4771
                                              IR@mgipharma.com
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                   MGI PHARMA ANNOUNCES SALE OF COMMON STOCK

MINNEAPOLIS, November 27, 2001 -- MGI PHARMA, INC., (Nasdaq: MOGN) today announced that, under its shelf registration statement (Registration No. 333-50542) relating to the possible sale from time to time of the Company's securities, it has entered into an agreement to sell 900,000 shares of common stock to U.S. Bancorp Piper Jaffray Inc. Subject to normal closing conditions, MGI PHARMA will receive proceeds of approximately $11.8 million, net of fees and other expenses related to the transaction.

"Given the progress we have made with our business and the number of key milestones we intend to achieve within the next year, we continue to see strong institutional investor interest in MGI," said Chuck Blitzer, president and chief executive officer of MGI PHARMA. "We took advantage of this interest to raise some additional capital to fund our current business prior to the potential launches of palonosetron and irofulven, our two exciting products in Phase 3 development for cancer patients. This financing utilized essentially all of the remaining available shares from our previous shelf registration."

About MGI PHARMA
----------------
MGI PHARMA, Inc. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI is building a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. The Company focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's Web site at www.mgipharma.com.
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This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," " expects," "anticipates," "intends," "will," "may," "should," or similar expressions.
These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA's product candidates to be proven safe and effective in humans and to
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MGI PHARMA, INC.
Announces Sale of Common Stock
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ultimately compete successfully with other therapies; continued sales of MGI
PHARMA's marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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